EXHIBIT 99.1



Dear Shareholder:

As we navigate through the most severe recession since the Great Depression, I remain pleased to report to you the results of operations of Tri-County Financial Corporation and its banking subsidiary, Community Bank of Tri-County (the "Bank"), for the nine months ended September 30, 2009. Net income, when compared with the previous year's nine month period, declined by $1,167,224, to $2,159,630, compared to $3,326,854 for the same period in 2008. For the nine months ended September 30, 2009, diluted earnings per common share were $0.51, compared to $1.09 for the period ended September 30, 2008. The reduction in diluted earnings per common share was attributable to the decline in net income as well as the effects of the preferred stock issued under the Capital Purchase Program of the U.S. Treasury. Net income declined as a result of the continued impact of the economic contraction that began in 2008. Total assets increased by 11.33% to $797,914,392, up $81,229,482 from December 31, 2008. This increase was primarily in loans and securities.

Net interest income for the nine months ended September 30, 2009 increased by $1,152,264, or 7.94%, over the previous year. The improvement was fueled by an increase in earning assets and net interest spread. Non-interest income also increased over the comparable period by $58,231 or 2.94%. The Bank's portfolio of investments and loans continues to remain strong, and your Board and management carefully monitor asset quality. We are prudently adding to the loan loss reserves as needed, and increased the provision to $1,977,928 for the nine months in 2009. The provision was $617,367 in the comparable period of 2008. Non-interest expense increased by 14.76% from the comparable period in the prior year. Several notable expenses occurred during this period, including a $349,637 special FDIC assessment and increased data processing expenses attributable to significant growth.

As noted in previous shareholder reports, the Company participated in the Capital Purchase Program of the Emergency Economic Stabilization Act of 2008, resulting in a $15.5 million issuance to the U.S. Treasury of our preferred stock. While this increase in equity has had a dilutive effect on earnings per share, it has also provided capital that has been used to meet the credit needs of our community Our continued ability and willingness to provide credit in the local market during the current crisis has proven beneficial to our mission as a community bank. Robust deposit growth during the nine-month period increased outstanding deposits by 19.39% to $626,995,794. As of June 30, 2009, the latest market share information available shows that Community Bank has become the leader in deposit market share in Charles County with 16% of the market. In St. Mary's County, the Bank moved to second with 21% of that market, and in Calvert County, it is fourth with 11.4% of the market. Overall, the Bank ranks third in the three-county market with 16% of the total deposit base. The ability to increase core deposits allows the Bank to continue to reduce the use of non-deposit funding. This lowers our cost of funds and provides future wholesale borrowing capacity. Growth in deposit funding has allowed for continued growth in loans. Net loans have grown by $43,510,181, or 8.01%, in the current year.

Our Board and management has been able to carefully execute strategies to help assure a successful navigation through extremely challenging times for our country. As we pass through the year, signs of a long awaited recovery become more apparent. The nascent recovery will also present new challenges and opportunities for Tri-County Financial Corp. Our market area remains somewhat resilient and has avoided the profound impact felt in many other areas. With your support, I am confident that the recovery will provide the basis for more robust shareholder returns.

Yours truly,

/s/ Michael L. Middleton

Michael L. Middleton
President
Chairman of the Board